November 2, 2005

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SWX-NYSE

For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS THIRD QUARTER RESULTS

Las Vegas - Southwest Gas Corporation recorded a net loss of $0.43 per share for the third quarter of 2005, a $0.03 improvement from the $0.46 per share loss reported for the third quarter of 2004. Net loss for the third quarter of 2005 was $16.4 million, matching the net loss of $16.4 million recorded in the third quarter of 2004. The third quarter 2004 results included a nonrecurring income tax benefit of $1.6 million, or $0.05 per share. The change in net loss per share resulted from an increase in average shares outstanding of 3.1 million, or nine percent, between the third quarters of 2004 and 2005 due to issuances under the Company’s various stock plans. Because of the seasonal nature of the business, net losses during the second and third quarters are normal and not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, “Natural gas operating results, excluding the prior-year tax benefit, improved between quarters due to system-wide customer growth and rate relief and rate design changes in Nevada and California. A continuing, significant focus of ours is improving Arizona returns and in that regard we recently completed the hearing process for the current general rate case. We presented compelling testimony supporting our overall rate request and the need for changes in rate design. We remain hopeful of a reasonable decision in the first quarter of 2006.”

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Shaw also commented on natural gas supplies and rising natural gas prices. “We fully expect natural gas supplies to be available for the winter season, but continue to monitor prices closely. We have also participated in regulatory proceedings in each of our three states to address ways of minimizing customer impacts. To that end, we are encouraging conservation, weatherization, and use of Company-sponsored billing programs that allow for leveling of payments.”

For the twelve months ended September 30, 2005, consolidated net income was $54 million, or $1.44 per basic share, compared to $50.8 million, or $1.47 per basic share, during the twelve-month period ended September 30, 2004. Results for the twelve months ended September 30, 2004 included nonrecurring income tax benefits of $3.6 million, or approximately $0.10 per basic share.

Natural Gas Operations Segment Results

Third Quarter

Operating margin, defined as operating revenues less the cost of gas sold, increased approximately $7 million, or seven percent, in the third quarter of 2005 compared to the third quarter of 2004. During the last twelve months, the Company added 79,000 customers (excluding 19,000 customers associated with the acquisition of the South Lake Tahoe service territory of Avista Corporation), an increase of five percent. Customer growth contributed an incremental $4 million in operating margin during the quarter. Incremental rate relief in Nevada and California added $3 million in margin compared to the prior year.

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Operating expenses for the quarter increased $5.3 million, or five percent, compared to the third quarter of 2004 primarily due to general cost increases and incremental operating costs associated with serving additional customers.

Twelve Months to Date

Operating margin increased approximately $39 million, or seven percent, between periods. Continuing customer growth contributed an incremental $20 million. Rate relief in California and Nevada added $15 million. Differences in heating demand caused by weather variations between periods, net of lower usage due to conservation and energy efficiencies, resulted in a net $4 million margin increase. Warmer-than-normal temperatures were experienced during both periods. The unfavorable impacts of these factors were approximately $10 million in the current twelve-month period and $14 million in the prior period.

Operating expenses increased $26.1 million, or six percent, between periods reflecting general increases in operations and maintenance costs as well as incremental costs (including depreciation and general taxes) associated with serving additional customers. Additional factors included increases in insurance premiums, uncollectible expenses, employee-related expenses, and compliance costs.

Net financing costs rose $5.9 million, or seven percent, between periods primarily due to an increase in average debt outstanding to help finance growth and higher variable-rate interest costs.

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Southwest Gas Corporation provides natural gas service to approximately 1,677,000 customers in Arizona, Nevada and California. Its service territory is centered in the fastest-growing region of the country.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2005	2004
Consolidated Operating Revenues	$313,278	$264,467
Net Loss	$16,444	$16,353
Average Number of Common Shares Outstanding	38,528	35,412
Loss Per Share	$0.43	$0.46

NINE MONTHS ENDED SEPTEMBER 30,	2005	2004
Consolidated Operating Revenues	$1,217,288	$1,016,564
Net Income	$13,568	$16,329
Average Number of Common Shares Outstanding	37,780	34,857
Basic Earnings Per Share	$0.36	$0.47
Diluted Earnings Per Share	$0.36	$0.47

TWELVE MONTHS ENDED SEPTEMBER 30,	2005	2004
Consolidated Operating Revenues	$1,677,784	$1,368,269
Net Income	$54,014	$50,803
Average Number of Common Shares Outstanding	37,392	34,661
Basic Earnings Per Share	$1.44	$1.47
Diluted Earnings Per Share	$1.43	$1.45

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,		TWELVE MONTHS ENDED SEPTEMBER 30,
	2005	2004	2005	2004	2005	2004
Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(20,023)	$(18,954)	$7,001	$10,992	$44,363	$44,212
Contribution to net income - construction services	3,579	2,601	6,567	5,337	9,651	6,591

Net income (loss)	$(16,444)	$(16,353)	$13,568	$16,329	$54,014	$50,803

Earnings (loss) per share - gas operations	$(0.52)	$(0.53)	$0.19	$0.32	$1.18	$1.28
Earnings per share - construction services	0.09	0.07	0.17	0.15	0.26	0.19

Basic earnings (loss) per share	$(0.43)	$(0.46)	$0.36	$0.47	$1.44	$1.47

Diluted earnings (loss) per share	$(0.43)	$(0.46)	$0.36	$0.47	$1.43	$1.45

Average outstanding common shares	38,528	35,412	37,780	34,857	37,392	34,661
Average shares outstanding (assuming dilution)	--	--	38,101	35,116	37,722	34,942

Results of Natural Gas Operations
Gas operating revenues	$239,318	$206,459	$1,032,349	$866,999	$1,427,402	$1,168,160
Net cost of gas sold	128,745	102,978	599,697	450,690	794,773	574,285

Operating margin	110,573	103,481	432,652	416,309	632,629	593,875
Operations and maintenance expense	77,445	74,289	226,678	214,957	302,521	285,317
Depreciation and amortization	34,611	32,844	103,068	97,396	136,187	128,815
Taxes other than income taxes	9,888	9,528	30,277	29,026	38,920	37,406

Operating income (loss)	(11,371)	(13,180)	72,629	74,930	155,001	142,337
Other income (expense)	767	1,566	2,853	1,627	2,837	3,073
Net interest deductions	20,323	19,814	60,244	57,122	81,259	75,382
Net interest deductions on subordinated debentures	1,931	1,930	5,792	5,791	7,725	7,721

Income (loss) before income taxes	(32,858)	(33,358)	9,446	13,644	68,854	62,307
Income tax expense (benefit)	(12,835)	(14,404)	2,445	2,652	24,491	18,095

Contribution to net income (loss) - gas operations	$(20,023)	$(18,954)	$7,001	$10,992	$44,363	$44,212

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
SEPTEMBER 30, 2005

FINANCIAL STATISTICS
Market value to book value per share at quarter end	142%
Twelve months to date return on equity -- total company	7.4%
-- gas segment	6.4%
Common stock dividend yield at quarter end	3.0%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity

Arizona	$688,202	9.20%	11.00%
Southern Nevada	574,285	7.45	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	75,059	9.69	11.60

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	NINE MONTHS ENDED SEPTEMBER 30,		TWELVE MONTHS ENDED SEPTEMBER 30,
(In dekatherms)	2005	2004	2005	2004

Residential	49,144,115	48,453,997	67,407,463	63,765,008
Small commercial	22,266,954	22,224,904	30,426,489	29,547,361
Large commercial	8,506,670	7,782,869	11,213,737	10,193,613
Industrial / Other	12,131,816	12,163,748	16,353,624	15,390,493
Transportation	95,889,546	91,793,113	129,922,926	124,900,851

Total system throughput	187,939,101	182,418,631	255,324,239	243,797,326

HEATING DEGREE DAY COMPARISON

Actual	1,291	1,350	1,917	1,897
Ten-year average	1,391	1,392	1,937	1,943

Heating degree days for prior periods have been recalculated using the current period customer mix.